Exhibit 23.3

INDEPENDENT AUDITOR’S CONSENT

We consent to the use in Amendment No. 3 to the Registration Statement of Biolase Technology, Inc. on Form S-3 of our report dated July 25, 2003 on the financial statements of the American Dental Laser division of American Medical Technologies, Inc. appearing in the Form. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    HEIN + ASSOCIATES LLP

Houston, Texas

September 25, 2003